Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Rodney Carter, Senior Vice President and Chief Financial Officer Phone: (858) 202-7848

PETCO Receives Notice of Compliance from Nasdaq; Trading Symbol to be

Restored to “PETC” Effective July 1, 2005

SAN DIEGO, June 29, 2005 — PETCO Animal Supplies, Inc. (NASDAQ: PETCE) today announced that it received notice from The Nasdaq Stock Market that the Company has evidenced compliance with all requirements for continued listing on The Nasdaq National Market and that effective at the market open on Friday, July 1, 2005, the Company’s trading symbol will be restored to “PETC”.

The Company had previously announced that it received notices of potential delisting due to the Company’s failure to file its fiscal 2004 Annual Report on Form 10-K (the “2004 Form 10-K”) and its Quarterly Report on Form 10-Q for the first quarter of fiscal 2005 (the “First Quarter 10-Q”) on a timely basis. The Company has filed the 2004 Form 10-K and the First Quarter 10-Q and is now current with respect to its required Securities and Exchange Commission filings. Accordingly, Nasdaq has determined that the hearing scheduled for June 30, 2005 is unnecessary and the hearing file has been closed.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. PETCO generated net sales of more than $1.8 billion in fiscal 2004. It operates over 740 stores in 47 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $23 million in support of more than 2,700 non-profit grassroots animal welfare organizations around the nation.

Forward-looking Statements

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations, remediation of any internal control deficiencies, the outcome of existing litigation and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 29, 2005.